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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

FORM 12b-25                                              SEC File Number 0-15399
                                                          CUSIP Number 862684107

                           NOTIFICATION OF LATE FILING
                                  (Check One):

[X] Form 10-KSB

For Period Ended:
                                MARCH 31, 1996
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Read attached instruction sheet before preparing form.  Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information
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                                 DREAMS, INC.
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                            Full Name of Registrant


                           STRATAMERICA CORPORATION
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                           Former Name if Applicable


                              42-620 CAROLINE COURT
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            Address of Principal Executive Office (Street and Number)


                          PALM DESERT, CALIFORNIA  92211
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                            City, State and Zip Code

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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense:



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[X] (b)   The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be flied on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 20-F,
10-Q or N-SAR or portion thereof could not be filed within the prescribed time period.

                                See attached.
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Part IV - Other Information
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(1)  Name and telephone number of person to contact in regard to this notification.

         J. SCOTT HUNTER             (801)              532-3000
     -----------------------    ---------------    --------------------
             (Name)               (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If answer no identify report(s).
                                                                 [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes  [X] No

     If so: Attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

                                 Dreams, Inc.
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date                                      By:
    ----------------------------             ------------------------------
                                                  Dale E. Larsson
                                                  Secretary


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FORM 12B-25                                          NOTIFICATION OF LATE FILING
- -----------                                          ---------------------------

Dreams, Inc.
42-620 Caroline Court
Palm Desert, California  92211


PART III - NARRATIVE (ATTACHMENT)
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We are unable to file Form 10-KSB on or before the date it is required to be filed because the audit examination of StratAmerica Corporation has not yet been completed.





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